Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form 10 of our report dated May 6, 2021, relating to the financial statements of Pegasus Medical Holdings, Inc., as of December 31, 2020 and 2019 and to all references to our firm included in this Registration Statement.

Certified Public Accountants
Lakewood, CO
May 10, 2021